Exhibit 5.1

May 16, 2014

The Board of Directors of MDC Partners Inc.
725 Fifth Avenue
New York, New York
10151

Dear Sirs/Mesdames:

Re: MDC Partners Inc.

We have acted as special Canadian counsel to MDC Partners Inc. (the “Corporation”), a corporation incorporated under the federal laws of Canada in connection with the offering and sale (the “Offering”) by Miles Nadal (the “Selling Stockholder”) of 3,500,000 Class A Subordinated Voting Shares (the “Class A Shares”) pursuant to a prospectus supplement dated May 13, 2014 (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (the “Registration Statement”) dated March 10, 2014 filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “1933 Act”).

In rendering the opinion below we have examined a copy of the Prospectus Supplement and (i) examined and relied upon originals or copies of such corporate records, agreements or other instruments and documents as we have deemed necessary, (ii) as to questions of fact material to our opinion, relied upon certifications and representations of officer(s) of the Corporation, and (iii) assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the accuracy of the relevant facts stated in any of the foregoing.

Our opinion herein is restricted to and based upon the laws of the Province of Ontario and the federal laws of Canada applicable therein in force on the date hereof.

On the basis of the foregoing assumptions and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that the Class A Shares have been validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name under the caption “Validity of the Shares” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Prospectus Supplement, including this exhibit, within the meaning of the term “expert” as used in the 1933 Act or the rules and regulations of the SEC issued thereunder. This opinion is being delivered in connection with the filing of the Prospectus Supplement and must not be relied upon in connection with any other matter or transaction, including any specific offering of securities of the Corporation, without our prior written consent, or quoted from or referred to in any other documents or furnished (either in its original form or by copy) to any other party. We undertake no duty to update or supplement this opinion to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours truly,

(signed) “Stikeman Elliott LLP"

TORONTO   MONTREAL   OTTAWA   CALGARY   VANCOUVER   NEW YORK   LONDON   SYDNEY